Exhibit 99.1

Bank of Florida Corp. to Present at the 2009 SunTrust Robinson Humphrey Financial Services “UnConference”

NAPLES, Fla.--(BUSINESS WIRE)--May 14, 2009--Bank of Florida Corp. (Nasdaq:BOFL), a $1.6 billion-asset, multi-bank holding company based in Naples, Florida, today announced that it will participate as a presenter at the 2009 SunTrust Robinson Humphrey Financial Services “UnConference” to be held May 19-20, 2009 in New York City, New York. The “UnConference” is the largest assembly of mid- and small-cap financial services companies to come together for the first half of 2009. The event will draw approximately 75 banks, thrifts, insurance companies and specialty finance companies for a two day session of informal and one-on-one meetings with a variety of investors and fund managers. Speakers from Bank of Florida Corporation will include Michael L. McMullan, President and CEO and Tracy L. Keegan, Executive Vice President and Chief Financial Officer.

Bank of Florida Corporation, incorporated in September 1998, is one of the six largest publicly traded commercial banks based on asset size headquartered in Florida.

Bank of Florida Corporation

Bank of Florida Corporation. (Nasdaq: BOFL) is a $1.6 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company”. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on "Investor Relations." To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
Bank of Florida Corporation
Tracy L. Keegan, Executive VP & CFO, 239-254-2147
or
Nvestcom Investor Relations
Megan Malanga, 954-781-4393
megan.malanga@nvestcom.com